Exhibit 99.1

Nextdoor Shareholder Letter

investors.nextdoor.com

Q2 2024

A Letter from Our CEO
Dear Shareholders,
It has been a productive quarter for Nextdoor. We have made solid progress – some of which is apparent in our Q2 results, and some of which will become clear in the quarters ahead. Our team is working to adopt the “Founder’s Mentality” that I wrote about in our last letter and is fully committed to doing the critical work of revitalizing our platform while simultaneously improving business execution.

Here are some specific updates:

Growth in revenue and users. Transformation is rarely a linear path, but we were pleased with our Q2 improvements in revenue and weekly active users. We remain laser-focused on improving our technology platform. One example is our Nextdoor Ads Platform, which has enabled increased revenue retention and advertiser uptake of recently rolled-out performance-focused features.

Doing more with less. We are more effectively allocating resources while also reducing costs, resulting in better employee productivity and margins. These improvements give us the confidence to raise full-year 2024 revenue and adjusted EBITDA guidance. An owner’s mindset compels us to continue operating with rigor and discipline, all in the pursuit of long-term sustainable growth.

Clear commitment to local. As we move to revitalize our platform, building the essential neighborhood network remains at the core of everything we do. Local is a massive business opportunity, and we will not waver from our mission to leverage the power of technology and community to create stronger, safer, and happier places to call home. Our goal is be a core part of everyone’s local life.

With a large and engaged user base, technology that leverages our unique data, and a growing number of advertisers realizing value, Nextdoor has tremendous potential. Yet we know that unlocking this value requires providing a visibly improved user experience. Thus we have taken on the ultimate challenge: a complete transformation of our platform… an effort that we call NEXT.

NEXT aspires to combine our deep local expertise with a new and innovative approach and feature set. Our goal is to create a significantly better platform that leads to profitable growth and contributes to substantial shareholder value over time. Transforming a product is a complex and time-consuming process. As such, we do not expect to see meaningful signs of product-related progress until mid-2025.

Building on our recent performance, we approach the next phase with both humility and optimism. Our Founder’s Mentality will lead the way as we attempt to reinvent our product while maintaining the disciplined approach essential for maximizing our potential. It will be challenging, but well worth it: a revitalized platform, a renewed growth trajectory, and a reinvigorated company.

I look forward to keeping you updated on our journey.

Sincerely,

Nirav Tolia
Founder and CEO

Q2 2024 Financial Highlights

Revenue growth improved. Q2 revenue of $63M grew +11% year-over-year, driven by improved self-serve revenue retention and strong agency spend momentum. Self-serve revenue reached 49% of total Q2 revenue, up from 39% in Q2 2023.

User growth improved. Q2 Weekly Active Users (WAU) of 45.1 million grew +8% year-over-year and +4% quarter-over-quarter, reflecting the effects of sustained new user acquisition, early progress engaging new and inactive users, and improving notification quality. Session depth[1] again grew significantly, reflecting improving content relevance.

Margins improved. Q2 adjusted EBITDA[2] of $(6)M represented 23 percentage points of year-over-year margin improvement. Our resources are better allocated toward growth, and we have further room to improve. Increasing revenue and reduced costs across all major categories demonstrated our capacity for improved operating leverage.

Revenue ($M)	WAU (M)

Net Loss ($M)[3]	Adjusted EBITDA ($M)

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1 Session depth reflects the number of ad impression opportunities during each user session.
2 Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue. A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of the letter.
3 Net loss margin is calculated as net loss divided by revenue. Net loss includes restructuring costs of $11M in Q4'23 and $26M in Q2'24.

Perspectives on Q2

Our growth algorithm was evident in Q2. Notably, we observed:

•Persistent user and engagement growth. Year-over-year growth in WAU accelerated to 8%.
•Sustained new advertiser growth, supported by our improved self-serve capabilities. Revenue from self-serve advertisers grew by more than 40% year-over-year in Q2.
•Consistent advertiser retention. We retained 96% of our top 50 customers on a year-over-year basis in Q2, realized strong revenue retention among self-serve advertisers, and delivered more advertiser demand through our Nextdoor Ad Server.

We will now take a more in-depth look at our Q2 performance.

New users continue to join the platform, and we see signals of improving engagement. Strong top of funnel Verified Neighbor additions in Q2 provided a foundation for user growth. WAU growth reached 45.1M and we saw particular strength in the United States, where WAU grew 12% year-over-year. This growth also reflected progress engaging new and inactive users and enhancing notification relevance and quality. Session depth, which measures how deeply our users are engaging with the platform, sustained healthy year-over-year growth in Q2. While we are making progress, we see improving content relevance and driving improved personalization as essential long-term focus areas.

Product improvements are contributing to revenue growth. Revenue of $63M grew 11% year-over-year, reflecting continued momentum in our self-serve channel, where a growing mix of advertisers are benefiting from improved functionality and performance on the Nextdoor Ads Platform. We expect this mix shift will persist as self-serve adoption continues to ramp, and that it will be accretive to margins over time. As user growth accelerated in the quarter, ARPU4 still continued to grow 3% year-over-year to $1.40, reflecting improving total usage and improving revenue retention. We are encouraged by the ongoing revenue mix shift towards self-serve, which offers more flexible, easier-to-use experiences for advertisers.

We are generating more operating leverage. Adjusted EBITDA was $(6)M, improving by 23 percentage points year-over-year. Productivity, as measured by revenue per employee, improved more than 50% year-over-year. We expect this leverage will persist through the remainder of the year as we operate with a leaner and more focused team, increased marketing discipline, and realize the benefits of reduced rent expense.

__________________
4 ARPU is defined as average revenue per WAU.

In Q2, we reduced fully diluted share count by 5% while maintaining a strong cash position. During the period we repurchased shares and reduced the number of potentially dilutive securities related to employee equity grants. Both actions align with our long-term capital allocation strategy. During the quarter, we repurchased 18M shares for $44M, representing an average share price of $2.42. Year-to-date, we have repurchased approximately 23M shares for $53M at an average per share purchase price of $2.38.

We ended Q2 with $457M in cash and cash equivalents and marketable securities, and zero debt. Our repurchase authorization had approximately $119M remaining at quarter-end.

Fully diluted share count (quarter-end, in millions5)

Potentially Dilutive Securities
Basic Shares
456
81
375
467
90
378
469
86
384
472
83
388
473
82
391
452
73
379
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24

	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24
Shares repurchased (M)	—	—	—	—	4.5	18.0
Aggregate repurchase price ($M)	—	—	—	—	$10	$44
Average purchase price	—	—	—	—	$2.19	$2.42

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5 Due to rounding, share count data may not add up precisely to the totals provided.

Product and Advertisers

Our momentum in self-serve is directly enabled by our improving Nextdoor Ads Platform, which offers a simple, intuitive interface that makes it easier to advertise on Nextdoor. The improved self-serve revenue retention we saw in Q2 was driven by retention of high spenders, more upsells, and strong agency spend momentum. Our migration of managed enterprise and mid-market advertisers to our Nextdoor Ads Platform is on track, and we expect our share of revenue coming from self-serve will rise further over time as we roll out new features and continue our advertiser migration.

The Nextdoor Ads Platform is delivering improving performance for advertisers. With regard to our self-serve channel, we observed:

•The average spend of new mid-market self-serve advertisers more than doubled year-over-year;
•Mid-market self-serve net revenue retention improved by double-digits year-over-year;
•100% of our self-serve advertisers are now using our proprietary ad technology to onboard and manage campaigns, and benefiting from improved performance on the Nextdoor Ad Server.
The Nextdoor Ads Platform is key to our strategic and monetization objectives. In Q2 we began to scale several features to maximize engagement, provide actionable insights, and improve return on investment (ROI) for advertisers. Of note, the adoption of click optimization was particularly strong in Q2, as advertisers embraced our platform’s improved targeting and performance features.
•Click optimization for ad delivery is improving advertisers’ ROI by attracting high-intent users who drive down the cost per click. This results in greater returns on ad spend with minimal effort, while also increasing traffic to a brand’s channel. Advertisers using our click optimization feature in Q2 saw 26% more clicks per dollar of marketing spend, a meaningful improvement in performance compared to non-optimized campaigns.
•Video ads allow advertisers of all sizes to run ad formats that effectively engage differentiated audiences and drive attention through interactivity and movement in the feed. Advertisers can use our AI Assistant to generate compelling and personalized ad copy to complement their video creative. Early partners are using video ads on Nextdoor to reach and engage new verified audiences, and many have seen notable increases in engagement and conversions versus standard display ads.

•Lead generation ads unlock high-quality local leads and increase conversion rates, helping brands build relationships with household decision-makers and increasing ROI. Advertisers receive automated emails in real time as leads come in, providing actionable pathways to convert a target audience with reduced effort.

Outlook

FY 2024 financial outlook

•We expect FY 2024 revenue growth of approximately 10% year-over-year.
•We expect FY 2024 adjusted EBITDA margin improvement approaching 20 percentage points year-over-year, versus our prior expectation of a 15 percentage point improvement.
•We expect to generate positive quarterly free cash flow6 in Q4 2024.

Q3 2024 financial outlook

•We expect Q3 2024 revenue of approximately $62 million.
•We expect Q3 2024 adjusted EBITDA loss of approximately $(8) million.

Revenue ($M)	Adjusted EBITDA ($M)

Two important points as we look beyond our 2024 financial outlook:

•We believe AI has the potential to increase user engagement, improve advertiser performance, and unlock operational efficiencies. We also believe our proprietary first-party data, local large language model (LLM), and consumer distribution at scale give us potential advantages in pursuing a range of AI strategies. Thus far, AI at Nextdoor has focused on initiatives that drive community engagement or make using our platform easier for advertisers. In the long-term, however, we expect AI will touch almost everything we do, enabling multiple opportunities for growth and efficiency.
•We are highly focused on delivering more value for users, advertisers, and shareholders. Our focus on resource allocation and consistent execution is driving improvement in many key metrics, including WAU, revenue and adjusted EBITDA. Our NEXT initiative is underway, and we are confident that it will help us unlock our product’s full potential.

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6 We define free cash flow as operating cash flow less capital expenditures.

Q2 2024 Conference Call and Webcast

We will host a Q&A webcast on Wednesday, August 7, 2024, at 2:00 pm PT/5:00 pm ET to discuss these results and outlook. An audio webcast archive will be available following the live webcast for approximately one year on Nextdoor’s Investor Relations website at investors.nextdoor.com. Thank you for your support in building stronger neighborhoods across the globe and for being active users in your neighborhood. We look forward to your questions and comments.

We use our Investor Relations website (investors.nextdoor.com), our X handle (twitter.com/Nextdoor), and our LinkedIn Home Page (linkedin.com/company/nextdoor-com) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this shareholder letter or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

Safe Harbor Statement
This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the third quarter of 2024 and full year 2024, the implementation and potential impact of our NEXT initiative, the migration of our customers to our Nextdoor Ads Platform, trends and expectations regarding our business and operating results, including trends impacting our operating leverage, the expected cost reductions associated with the reduction in force, our capital allocation strategy, our business strategy and plans, and our objectives and future operations, including our expansion into new markets.
Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this shareholder letter, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to scale our business and monetization efforts; our ability to expand business operations abroad; our limited operating history; risks associated with managing our growth; our ability to achieve and maintain profitability in the future; the effects of the highly competitive market in which we operate; the impact of macroeconomic conditions on our business; our ability to attract new and retain existing customers and users, or renew and expand our relationships with them; our ability to anticipate and satisfy customer preferences; market acceptance of our platform; our ability to successfully develop and timely introduce new products and services; our ability to achieve our objectives of strategic and operational initiatives; cybersecurity risks to our various systems and software; the impact of privacy and data security laws; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results and business are more fully described in our Annual Report on Form 10-K for the period ended December 31, 2023, our Quarterly Report on Form 10-Q for the period ended March 31, 2024 filed with the SEC on May 7, 2024, our Quarterly Report on Form 10-Q for the period ended June 30, 2024, expected to be filed on or about August 7, 2024, and our other SEC filings, which are available on the Investor Relations page of our website at investors.nextdoor.com and on the SEC’s website at www.sec.gov.

All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this shareholder letter.

A Note on Guidance

We have not reconciled our adjusted EBITDA, adjusted EBITDA margin, or free cash flow outlook to GAAP net loss, GAAP net loss margin or net cash used in operating activities, respectively, because certain items that impact these measures are uncertain or out of our control and cannot be reasonably predicted. In particular, with respect to adjusted EBITDA and adjusted EBITDA margin, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2024 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA outlook to net loss, adjusted EBITDA margin to GAAP net loss margin and free cash flow to net cash used in operating activities is not available without unreasonable efforts.

Condensed Consolidated
Balance Sheets
in thousands, except per share data (unaudited)

	June 30,	December 31
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$52,960	$60,233
Marketable securities	403,581	470,868
Accounts receivable, net of allowance of $459 and $385 as of June 30, 2024 and December 31, 2023, respectively	28,107	26,233
Prepaid expenses and other current assets	8,533	9,606
Total current assets	493,181	566,940
Restricted cash, non-current	11,171	11,171
Property and equipment, net	3,577	8,082
Operating lease right-of-use assets	15,789	56,968
Intangible assets, net	524	1,301
Goodwill	1,211	1,211
Other assets	16,616	8,891
Total assets	$542,069	$654,564

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,804	$1,895
Operating lease liabilities, current	8,048	6,208
Accrued expenses and other current liabilities	21,866	27,308
Total current liabilities	32,718	35,411
Operating lease liabilities, non-current	36,653	60,378
Other liabilities, non-current	384	218
Total liabilities	69,755	96,007

Stockholders’ equity:
Class A common stock, $0.0001 par value; 2,500,000 shares authorized, 187,107 and 186,415 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	19	19
Class B common stock, $0.0001 par value; 500,000 shares authorized, 192,098 and 201,960 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	19	20
Additional paid-in capital	1,309,594	1,323,595
Accumulated other comprehensive income (loss)	(256)	943
Accumulated deficit	(837,062)	(766,020)
Total stockholders’ equity	472,314	558,557

Total liabilities and stockholders’ equity	$542,069	$654,564

Condensed Consolidated Statements of Operations
in thousands, except per share data (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue	$63,292	$56,889	$116,438	$106,660
Costs and expenses:
Cost of revenue	10,280	10,438	20,258	20,351
Research and development	31,102	37,117	62,421	70,099
Sales and marketing	30,438	31,386	60,310	60,595
General and administrative	40,488	19,390	57,214	35,869
Total costs and expenses	112,308	98,331	200,203	186,914
Loss from operations	(49,016)	(41,442)	(83,765)	(80,254)
Interest income	6,409	6,356	13,255	11,869
Other income (expense), net	142	(193)	(17)	(309)
Loss before income taxes	(42,465)	(35,279)	(70,527)	(68,694)
Provision for income taxes	316	124	515	425
Net loss	$(42,781)	$(35,403)	$(71,042)	$(69,119)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.11)	$(0.09)	$(0.18)	$(0.18)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	388,090	375,896	390,154	374,469

Condensed Consolidated Statements of Cash Flows
in thousands (unaudited)

	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities
Net loss	$(71,042)	$(69,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,530	2,905
Stock-based compensation	35,741	37,392
Non-cash impairment charges related to lease abandonment	22,760	—
Accretion of investments	(3,318)	(4,229)
Other	342	(371)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,888)	1,359
Prepaid expenses and other assets	848	1,654
Operating lease right-of-use assets	2,387	2,416
Accounts payable	899	1,401
Operating lease liabilities	(2,970)	(2,809)
Accrued expenses and other liabilities	(5,276)	3,352
Net cash used in operating activities	(18,987)	(26,049)
Cash flows from investing activities
Purchases of property and equipment	(121)	(139)
Purchases of marketable securities	(128,278)	(303,206)
Sales of marketable securities	91,229	51,635
Maturities of marketable securities	106,069	306,835
Loan to Opportunity Finance Network	(7,500)	(2,500)
Net cash provided by investing activities	61,399	52,625
Cash flows from financing activities
Proceeds from exercise of stock options	8,835	2,563
Proceeds from issuance of common stock under employee stock purchase plan	606	1,076
Tax withholdings on release of restricted stock units	(5,700)	—
Repurchase of common stock	(53,484)	—
Net cash provided by (used in) financing activities	(49,743)	3,639
Effect of exchange rate changes on cash and cash equivalents	58	43
Net increase (decrease) in cash, cash equivalents, and restricted cash	(7,273)	30,258
Cash, cash equivalents, and restricted cash at beginning of period	71,404	55,236
Cash, cash equivalents, and restricted cash at end of period	$64,131	$85,494

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, non-GAAP total operating expenses, adjusted EBITDA and adjusted EBITDA margin in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.
We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, restructuring charges and acquisition-related costs.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided below:

Non-GAAP Financial Measures
in thousands (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net loss	$(42,781)	$(35,403)	$(71,042)	$(69,119)
Depreciation and amortization	$1,143	$1,454	$2,530	$2,905
Stock-based compensation	16,235	21,576	35,741	37,392
Interest income	(6,409)	(6,356)	(13,255)	(11,869)
Provision for income taxes	316	124	515	425
Restructuring charges	25,517	—	25,517	—
Adjusted EBITDA	$(5,979)	$(18,605)	$(19,994)	$(40,266)
Net loss % Margin	(68%)	(62%)	(61%)	(65%)
Adjusted EBITDA % Margin	(9%)	(33%)	(17%)	(38%)
Cost of Revenue Reconciliation:
Cost of Revenue, GAAP	$10,280	$10,438	$20,258	$20,351
Stock-based compensation	(526)	(846)	(1,235)	(1,476)
Cost of Revenue, Non-GAAP	$9,754	$9,592	$19,023	$18,875
% of revenue, GAAP	16%	18%	17%	19%
% of revenue, Non-GAAP	15%	17%	16%	18%
Research and Development Reconciliation:
Research and Development, GAAP	$31,102	$37,117	$62,421	$70,099
Stock-based compensation	(8,433)	(11,241)	(18,441)	(19,697)
Depreciation and amortization	(378)	(495)	(821)	(989)
Restructuring charges	(250)	—	(250)	—
Research and Development, Non-GAAP	$22,041	$25,381	$42,909	$49,413
% of revenue, GAAP	49%	65%	54%	66%
% of revenue, Non-GAAP	35%	45%	37%	46%
Sales and Marketing Reconciliation:
Sales and Marketing, GAAP	$30,438	$31,386	$60,310	$60,595
Stock-based compensation	(1,560)	(3,125)	(4,911)	(5,557)
Depreciation and amortization	(609)	(781)	(1,378)	(1,559)
Restructuring charges	(1,956)	—	(1,956)	—
Sales and Marketing, Non-GAAP	$26,313	$27,480	$52,065	$53,479
% of revenue, GAAP	48%	55%	52%	57%
% of revenue, Non-GAAP	42%	48%	45%	50%
General and Administrative Reconciliation:
General and Administrative, GAAP	$40,488	$19,390	$57,214	$35,869
Stock-based compensation	(5,716)	(6,364)	(11,154)	(10,662)
Depreciation and amortization	(156)	(178)	(331)	(357)
Restructuring charges	(23,311)	—	(23,311)	—
General and Administrative, Non-GAAP	$11,305	$12,848	$22,418	$24,850
% of revenue, GAAP	64%	34%	49%	34%
% of revenue, Non-GAAP	18%	23%	19%	23%
Total Operating Expenses Reconciliation:
Operating Expenses, GAAP	$112,308	$98,331	$200,203	$186,914
Stock-based compensation	(16,235)	(21,576)	(35,741)	(37,392)
Depreciation and amortization	(1,143)	(1,454)	(2,530)	(2,905)
Restructuring charges	(25,517)	—	(25,517)	—
Total Operating Expenses, Non-GAAP	$69,413	$75,301	$136,415	$146,617
% of revenue, GAAP	177%	173%	172%	175%
% of revenue, Non-GAAP	110%	132%	117%	137%